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                                                                      EXHIBIT 11

                        PERKINS FAMILY RESTAURANTS, L.P.
                      COMPUTATIONS OF NET INCOME PER UNIT
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)


                                        1995         1994          1993
                                      ---------    ---------    ---------
Weighted Average Units Outstanding       10,246       10,263       10,242

Equivalent Restricted Units Based on
  Average Market Price for Period            23           12           32
                                      ---------    ---------    ---------

Weighted Average Equivalent Units        10,269       10,275       10,274
                                      =========    =========    =========

Net Income as Reported                $   9,796    $  12,008    $  12,602

Less: 1% General Partner's Interest          98          120          126
                                      ---------    ---------    ---------

Net Income Applicable to Units        $   9,698    $  11,888    $  12,476
                                      =========    =========    =========

Net Income Per Unit                   $    0.94    $    1.16    $    1.21
                                      =========    =========    =========